Exhibit 4.1

Sempra Energy

OFFICERS’ CERTIFICATE

(Pursuant to Sections 201 and 301 of the Indenture)

October 13, 2017

The undersigned, Trevor I. Mihalik, Senior Vice President, Controller and Chief Accounting Officer, and Kathryn J. Collier, Vice President and Treasurer, respectively, of Sempra Energy, a California corporation (the “Company”), hereby certify as follows:

The undersigned, having read the appropriate provisions of the Indenture dated as of February 23, 2000 (the “Indenture”) between the Company and U.S. Bank National Association, as successor Trustee to U.S. Bank Trust National Association (the “Trustee”), including Sections 201, 301 and 303 thereof and the definitions in such Indenture relating thereto, and certain other corporate documents and records, and having made such examination and investigation as, in the opinion of the undersigned, each considers necessary to enable the undersigned to express an informed opinion as to whether or not the conditions set forth in the Indenture relating to the establishment of the terms of $850,000,000 aggregate principal amount of the Company’s Floating Rate Notes due 2021 (the “Notes”) and the form of certificate evidencing the Notes have been complied with, and whether the conditions in the Indenture relating to the authentication and delivery by the Trustee of the Notes have been complied with, certify that (1) the terms of the Notes were established by the undersigned pursuant to authority delegated to them by resolutions duly adopted by the Board of Directors of the Company at meetings held on February 22-23, 2017 and September 22, 2017 (collectively, the “Resolutions”) and such terms are as set forth in Annex I hereto, (2) the form of certificate evidencing the Notes was established by the undersigned pursuant to authority delegated to them by the Resolutions and shall be in substantially the form attached as Annex II hereto, (3) true, complete and correct copies of the Resolutions, which were duly adopted by the Board of Directors of the Company and are in full force and effect on the date hereof, are attached as exhibits to the Certificate of the Secretary of the Company of even date herewith, and (4) the form and terms of the Notes have been established pursuant to Sections 201 and 301 of the Indenture and comply with the Indenture and, in the opinion of the undersigned, all conditions provided for in the Indenture (including, without limitation, those set forth in Sections 201, 301 and 303 of the Indenture) relating to the establishment of the terms of the Notes and the form of certificate evidencing the Notes, and relating to the execution, authentication and delivery of the Notes, have been complied with.

This certificate may be executed by the parties hereto in counterparts, each of which when so executed shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were on the same instrument, but all such counterparts shall together constitute but one and the same instrument.

(Signature Page Follows)

IN WITNESS WHEREOF, we have hereunto set our hands as of the date first written above.

/s/ Trevor I. Mihalik
Trevor I. Mihalik
Senior Vice President, Controller and
Chief Accounting Officer

/s/ Kathryn J. Collier
Kathryn J. Collier
Vice President and Treasurer

[Officers’ Certificate – Indenture]

ANNEX I

Capitalized terms used in this Annex I and not otherwise defined herein have the same definitions as in the Indenture referred to in the Officers’ Certificate of which this Annex I constitutes a part.

(1) One series of debt securities is established hereby and shall be known and designated as the “Floating Rate Notes due 2021” (hereinafter sometimes referred to as the “Securities,” the “Securities of such series” or the “Notes”).

(2) The aggregate principal amount of the Securities of such series which may be authenticated and delivered under the Indenture is limited to $850,000,000, except for Securities of such series authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Securities of the same series pursuant to Sections 304, 305, 306, 906 or 1106 of the Indenture and except for any Securities of such series which, pursuant to Section 303 of the Indenture, are deemed never to have been authenticated and delivered under the Indenture. However, such series of Securities may be re-opened by the Company for the issuance of additional Securities of the same series, so long as any such additional Securities of such series (i) have the same form and terms (other than offering price, the date of issuance and, if applicable, the date from which interest thereon shall begin to accrue and the first interest payment date), and carry the same right to receive accrued and unpaid interest (if any), as the Securities of such series theretofore issued and (ii) shall form a single series under the Indenture with the Securities of such series theretofore issued; provided that such additional Securities of such series are fungible with the Securities of such series theretofore issued for United States Federal income tax purposes; provided, however, that, notwithstanding the foregoing, such series may not be re-opened if the Company has effected defeasance with respect to the Securities of such series pursuant to Section 1302 of the Indenture or has effected satisfaction and discharge with respect to the Securities of such series pursuant to Section 401 of the Indenture.

(3) The Securities of such series are to be issued only as registered securities without coupons. The Securities of such series shall be issued in book-entry form and represented by one or more global Securities (the “Global Securities”) of such series, the initial depositary (the “Depositary”) for the Global Securities of such series shall be The Depository Trust Company and the depositary arrangements shall be those employed by whoever shall be the Depositary with respect to the Global Securities of such series from time to time. Notwithstanding the foregoing, certificated Securities of such series in definitive form may be issued in exchange for Global Securities of such series under the circumstances contemplated by Section 305 of the Indenture.

(4) The Securities of such series shall be sold by the Company to the several underwriters (the “Underwriters”) named in Schedule I to the Underwriting Agreement dated October 10, 2017 between the Company and J.P. Morgan Securities LLC and Mizuho Securities USA LLC, as representatives of the Underwriters (the “Underwriting Agreement”), at a price equal to 99.650% of the principal amount of the Securities of such series and the initial price to the public of Securities of such series shall be 100.000% of the principal amount of the Securities of such series (plus accrued and unpaid interest, if any), and underwriting discounts and commissions shall be 0.350% of the principal amount of the Securities of such series.

Annex I-1

(5) The Securities of such series shall not be repayable or redeemable at the option of the Holders prior to the Stated Maturity of the principal of the Securities of such series (except as provided in Article V of the Indenture) and shall not be subject to a sinking fund or analogous provision.

(6) The Borough of Manhattan, The City of New York is hereby designated as a Place of Payment for the Securities of such series.

(7) The Company hereby appoints the Trustee, acting through its Corporate Trust Office in the Borough of Manhattan, The City of New York, as the Company’s agent for the purposes specified in Section 1002 of the Indenture with respect to the Securities of such series; provided, however, subject to Section 1002 of the Indenture, the Company may at any time remove the Trustee as its office or agency in the Borough of Manhattan, The City of New York designated for such purposes with respect to the Securities of such series and may from time to time designate one or more other offices or agencies for such purposes with respect to the Securities of such series and may from time to time rescind such designation, so long as the Company shall at all times maintain an office or agency for such purposes with respect to the Securities of such series in the Borough of Manhattan, The City of New York.

(8) The Securities of such series shall be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(9) The principal of and interest on the Securities of such series shall be payable in U.S. dollars.

(10) Section 1303 of the Indenture shall not apply to the Securities of such series.

(11) The Securities of such series shall not be convertible into or exchangeable for other securities.

(12) Anything in the Indenture or the Securities of such series to the contrary notwithstanding, payments of the principal of and interest on the Global Securities of such series shall be made by wire transfer to the Depositary or its nominee or to any successor depositary or nominee, whichever shall be the registered Holder of such Global Securities of such series from time to time.

(13) To the extent that any provision of the Indenture or the Securities of such series provides for the payment of interest on overdue principal of, or interest on, the Securities of such series, then, to the extent permitted by law, interest on such overdue principal and interest shall accrue at the rate of interest borne by the Securities of such series.

(14) The Securities of such series shall have such other terms and provisions as are set forth in the form of certificate evidencing the Securities of such series attached as Annex II to the Officers’ Certificate of which this Annex I constitutes a part, all of which terms and provisions are incorporated by reference in and made a part of this Annex I as if set forth in full herein.

(15) Subsection (5) of Section 501 of the Indenture shall not be applicable to the Securities of such series and, insofar as Section 501 of the Indenture is applicable to the

Annex I-2

Securities of such series, subsection (5) of Section 501 of the Indenture is hereby deleted in its entirety and replaced with the following text and any references in the Indenture to subsection (5) of Section 501 thereof shall, insofar as it relates to the Securities of such series, be disregarded, mutatis mutandis:

“(5) [omitted intentionally]; or”.

Annex I-3

ANNEX II

Form of Certificate Evidencing the Floating Rate Notes due 2021

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TO THE CORPORATION OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

SEMPRA ENERGY

Floating Rate Notes due 2021

$
No. 00__	CUSIP No. 816851 BB4
ISIN No. US816851BB47

Sempra Energy, a corporation duly organized and existing under the laws of the State of California (herein called the “Corporation,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of                     Million Dollars ($        ) on March 15, 2021 (the “Maturity Date”), and to pay interest thereon from October 13, 2017 (the “Original Issue Date”) or from the most recent date to which interest has been paid or duly provided for on the Securities (as defined on the reverse hereof) of this series, quarterly in arrears on March 15, June 15, September 15 and December 15 of each year (each, an “Interest Payment Date”), beginning on December 15, 2017, and on the Maturity Date at the Applicable Rate (as defined below), until the principal hereof is paid or made available for payment, provided that any principal hereof or (to the extent that the payment of such interest shall be legally enforceable) interest hereon which is not paid when due shall bear interest at the Applicable Rate from the respective dates such amounts are due until they are paid or made available for payment, and such interest shall be payable on demand; and provided, further that if any Interest Payment Date (other than the Interest Payment Date falling on the Maturity Date) is not a Floating Rate Business Day (as defined below), such Interest Payment Date will be moved to, and will be, the immediately succeeding Floating Rate Business Day, except that if such immediately succeeding Floating Rate Business Day is in the immediately succeeding calendar month, such Interest Payment Date (other than the Interest Payment Date falling on the Maturity Date) will be moved to, and will be, the immediately preceding Floating Rate Business Day. If the Maturity Date is not a Floating Rate Business Day, the Corporation will pay interest and principal due on the Maturity Date on the immediately succeeding day that is a Floating Rate Business Day as if such payment were made on the date such payment was originally due, and no interest will accrue on the amounts so payable for the period from and after the Maturity Date to the immediately succeeding Floating Rate Business Day.

The term “Applicable Rate” means a per annum interest rate determined as follows: the Applicable Rate for the period from and including the Original Issue Date to but excluding the Interest Payment Date falling in December 2017 will be a per annum rate equal to the 3 Month LIBOR Rate (as defined below), determined as of the second London Banking Day (as defined below) immediately preceding the Original Issue Date, plus 45 basis points, and the

Applicable Rate will be reset on each Interest Payment Date (each of these dates is called an “Interest Reset Date”), beginning with the Interest Reset Date falling in December 2017, and will be a per annum rate equal to the 3 Month LIBOR Rate, determined as of the second London Banking Day immediately preceding the applicable Interest Reset Date, plus 45 basis points. The interest rate on this Security (as defined on the reverse hereof) will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

Interest payable on any Interest Payment Date or on the Maturity Date shall be the amount of interest accrued from, and including, the immediately preceding Interest Payment Date in respect of which interest has been paid or duly provided for on the Securities of this series (or from and including the Original Issue Date if no interest has been paid or duly provided for) to, but not including, such Interest Payment Date or the Maturity Date, as the case may be.

The 3 Month LIBOR Rate will be determined by the Calculation Agent (as defined on the reverse hereof) in accordance with the following provisions:

“3 Month LIBOR Rate” means the rate for deposits in U.S. dollars for the 3-month period commencing on the applicable Interest Reset Date which appears on Reuters Screen LIBOR01 Page (as defined below) at approximately 11:00 a.m., London time, on the second London Banking Day prior to such Interest Reset Date (the second London Banking Day prior to any Interest Reset Date being referred to as an “Interest Determination Date”). If this rate does not appear on the Reuters Screen LIBOR01 Page at approximately 11:00 a.m., London time, on such Interest Determination Date, the Calculation Agent will determine the rate on the basis of the rates at which deposits in U.S. dollars are offered by four major banks in the London interbank market selected by the Calculation Agent at approximately 11:00 a.m., London time, on such Interest Determination Date to prime banks in the London interbank market for a period of three months commencing on such Interest Reset Date and in a principal amount equal to an amount not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time. In such case, the Calculation Agent will request the principal London office of each of the aforesaid major banks to provide a quotation of such rate. If at least two such quotations are provided, the rate for that Interest Reset Date will be the arithmetic mean of the quotations, and, if fewer than two quotations are provided as requested, the rate for that Interest Reset Date will be the arithmetic mean of the rates quoted by three major banks in New York City selected by the Calculation Agent, at approximately 11:00 a.m., New York City time, on such Interest Determination Date for loans in U.S. dollars to leading European banks for a period of three months commencing on that Interest Reset Date and in a principal amount equal to an amount not less than U.S. $1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the Calculation Agent are not quoting such rates as mentioned in this sentence, the 3 Month LIBOR Rate commencing as of such Interest Reset Date will remain the 3 Month LIBOR Rate determined as of the Interest Determination Date for the immediately preceding Interest Reset Date. Solely for purposes of this paragraph, the term “Interest Reset Date” shall be deemed to include the Original Issue Date.

The term “London Banking Day” means any day on which dealings in U.S. dollars are transacted in the London interbank market. The term “Floating Rate Business Day” means any day (1) that is a Business Day (as defined in the Indenture (as defined on the reverse hereof) in The City of New York, and (2) that is also a London Banking Day.

The term “Reuters Screen LIBOR01 Page” means the display designated on page “LIBOR01” on Reuters (or such other page as may replace the LIBOR01 page on that service or any successor service for the purpose of displaying London interbank offered rates for U.S. dollar deposits of major banks).

U.S. Bank National Association will initially act as Calculation Agent for the Securities of this series until such time, if any, as the Corporation shall appoint a successor Calculation Agent. The Calculation Agent will, upon the request of the Holder of this Security, provide the interest rate then in effect. All calculations made by the Calculation Agent in the absence of manifest error shall be conclusive for all purposes and binding on the Corporation and the Holder of this Security. The Corporation may appoint a successor Calculation Agent with the written consent of the Trustee.

All percentages resulting from any calculation of the interest rate with respect to this Security will be rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (for example, 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655) and 9.876544% (or .09876544) being rounded to 9.87654% (or .0987654), and all dollar amounts in or resulting from any such calculation will be rounded to the nearest cent (with one-half cent being rounded upwards).

The amount of interest for each day the Securities of this series are outstanding (the “Daily Interest Amount”) will be calculated by dividing the interest rate in effect on the Securities of this series on that day by 360 and multiplying the result by the principal amount of the Securities of this series. The amount of interest payable on the Securities of this series on any Interest Payment Date or the Maturity Date will be calculated by adding the Daily Interest Amounts for the Securities of this series for each day in the applicable Interest Period (as defined below). The term “Interest Period” means the period beginning on, and including, an Interest Payment Date to, but excluding, the next succeeding Interest Payment Date or the Maturity Date, as the case may be; provided that the initial Interest Period for the Securities of this series will be the period beginning on, and including, the Original Issue Date to, but excluding, the Interest Payment Date falling in 2017. The amount of interest payable on the Securities of this series on any day, other than an Interest Payment Date or the Maturity Date, on which interest on the Securities of this series is due and payable will be calculated by adding the Daily Interest Amounts for the Securities of this series for each day from and including the most recent date to which interest on the Securities of this series has been paid or duly provided for to but excluding the date such payment of interest is due.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the 15th calendar day (whether or not a Floating Rate Business Day), immediately preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for on any Interest Payment Date will forthwith cease to be payable to the Holder on such Regular Record Date by virtue of having been such Holder and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Payment of the principal of and interest on this Security will be made at the office or agency of the Corporation maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Corporation payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or by wire transfer at such place and to such account at a banking institution in the United States as may be designated in writing to the Trustee at least 15 days prior to the date for payment by the Person entitled thereto. Notwithstanding the foregoing, so long as the Holder of this Security is the Depositary or its nominee, payment of the principal of and interest on this Security will be made by wire transfer of immediately available funds.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this instrument to be duly executed.

SEMPRA ENERGY

By:
Name:	Kathryn J. Collier
Title:	Vice President and Treasurer

Attest:

By:
Name:	Maria Angelica Espinosa
Title:	Vice President – Compliance and Governance and Corporate Secretary

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION

As successor Trustee to
U.S. Bank Trust National Association

By:
Authorized Signatory

Dated:             , 2017

(REVERSE OF SECURITY)

This Security is one of a duly authorized issue of securities of the Corporation (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of February 23, 2000 (herein called the “Indenture,” which term shall have the meaning assigned to it in such instrument), between the Corporation and U.S. Bank National Association, as successor trustee to U.S. Bank Trust National Association (herein called the “Trustee,” which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitation of rights, duties and immunities thereunder of the Corporation, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, initially limited (subject to exceptions provided in the Indenture) in aggregate principal amount to $850,000,000.

In connection with the issuance of the Securities of this series, the Corporation has entered into a Calculation Agent Agreement dated as of October 13, 2017 (as the same may be amended or supplemented from time to time and including any successor agreement thereto, the “Calculation Agreement”) with U.S. Bank National Association, as calculation agent (in such capacity herein called the “Calculation Agent,” which term includes any successor thereto under the Calculation Agreement).

This Security is not subject to redemption at the option of the Corporation.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to the Securities of this series shall occur and be continuing, the principal of and accrued and unpaid interest on the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Corporation and the rights of the Holders of the Securities of each series affected under the Indenture at any time by the Corporation and the Trustee with the consent of the Holders of a majority in principal amount of the Securities of each series at the time Outstanding affected thereby. The Indenture contains provisions permitting the Holders of not less than a majority in principal amount of the Securities of any series at the time Outstanding with respect to which a default under the Indenture shall have occurred and be continuing, on behalf of the Holders of all Securities of such series, to waive, with certain exceptions, such past default with respect to such series and its consequences. The Indenture also permits the Holders of not less than a majority in principal amount of the Securities of any series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Corporation with certain provisions of the Indenture. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee, such Holder or Holders shall have offered the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request, and the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and the Trustee shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay the principal of and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Corporation in any place where the principal of and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Corporation and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in fully registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Corporation may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Corporation, the Trustee and any agent of the Corporation or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Corporation, the Trustee nor any such agent shall be affected by notice to the contrary.

This Security shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of law principles thereof.

All terms used in this Security which are defined in the Indenture and not defined herein shall have the meanings assigned to them in the Indenture.